Exhibit 4.2

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of April 25, 2025 by and among Avalyn Pharma Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto (the “Preferred Investors”) and each of the Company’s stockholders, who are Fully Converted Preferred Holders (as defined herein), listed on Schedule B hereto (together with the Preferred Investors and any subsequent investors or transferees who become parties hereto are referred to in this Agreement as the “Investors”).

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Preferred Stock and possess registration rights, information rights, rights of first offer, and other rights pursuant to that certain Amended and Restated Investors’ Rights Agreement dated as of September 22, 2023, by and among the Company and such Existing Investors (as amended, the “Prior Agreement”);

WHEREAS, the undersigned Existing Investors are holders of at least a majority of the Registrable Securities (as defined in the Prior Agreement), and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain of the Investors are parties to that certain Series D Preferred Stock Purchase Agreement of even date herewith by and among the Company and such Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors, Existing Investors holding at least a majority of the Registrable Securities, and the Company.

NOW, THEREFORE, the Company and the Existing Investors hereby agree that the Prior Agreement shall be amended and restated, and the parties to this Agreement further agree as follows:

1 Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person or its successor(s), any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person or its successor(s), including, without limitation, any general partner, managing member, limited partner, member, manager, officer, director or trustee of such Person or its successor(s), or any venture capital fund or other investment fund now or hereafter existing that is managed by such Person or its successors(s), controlled by one or more general partners, managing members or investment managers or advisers of, or shares the same management company or investment manager or adviser with, such Person or its successor(s). For purposes of this definition, the term “control” when used with respect to any Person shall mean the power to direct the management or policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

1.2 “Board” means the Company’s Board of Directors.

1.3 “CFIUS” means the Committee on Foreign Investment in the United States, or any member agency thereof acting in such capacity.

1.4 “Change of Control” means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

1.5 “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.6 “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of the Company, but shall not include (i) any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20)% of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor, or (ii) any of the Investing Funds (as defined below).

1.7 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.8 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.9 “DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations thereunder, including as codified at 31 C.F.R. Part 800 and Part 801.

1.10 “Eventide” means Mutual Fund Series Trust, on behalf of Eventide Healthcare & Life Sciences Fund.

1.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.12 “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.13 “F-Prime” means F-Prime Capital Partners Healthcare Fund V LP.

1.14 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.15 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.16 “Fully Converted Preferred Holder” means any Investor with respect to whom all shares of Preferred Stock were converted to shares of Mandatory Conversion Common Stock pursuant to the Special Mandatory Conversion, as defined and as set forth in Article Fourth, Part B, Section 5A of the Restated Certificate.

1.17 “GAAP” means generally accepted accounting principles in the United States.

1.18 “Holder” means (a) any Investor owning Registrable Securities and (b) solely for the purposes of Sections 2.11 and 2.12, any Fully Converted Preferred Holder.

1.19 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in- law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.20 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.21 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.22 “Major Investor” means (i) any Investor that, individually or together with such Investor’s Affiliates, holds at least 11,453,189 shares of Common Stock issuable or issued upon conversion of the Preferred Stock (as adjusted for any stock split, stock dividend, combination or other recapitalization or reclassification effected after the date hereof) other than Mandatory Conversion Common Stock; and (ii) without limitation to the rights of any such Investor pursuant to clause (i), (a) each of Suvretta and SR One shall be considered a Major Investor for so long as such Investor or its Affiliates continues to hold that number of shares of Series D Preferred Stock held on the date of this Agreement (as adjusted for any stock split, stock dividend, combination or other recapitalization or reclassification effected after the date hereof), or shares of Common Stock issued upon conversion of such shares of Series D Preferred Stock, (b) each of F-Prime, RiverVest and Novo shall be considered a Major Investor for so long as such Investor continues to hold the aggregate number of shares of Series C Preferred Stock purchased by such Investor pursuant to the terms of that certain Series C Preferred Stock Purchase Agreement, dated as of September 22, 2023 by and among the Company and certain Investors (as adjusted for any stock split, stock dividend, combination or other recapitalization or reclassification effected after the date hereof), or shares of Common Stock issued upon conversion of such shares of Series C Preferred Stock other than Mandatory Conversion Common Stock and (c) each of Norwest and Pivotal shall be considered a Major Investor for so long as such Investor continues to hold the aggregate number of shares of Series B Preferred Stock purchased by such Investor pursuant to the terms of that certain Series B Preferred Stock Purchase Agreement, dated as of April 24, 2020, by and among the Company and certain Investors (as adjusted for any stock split, stock dividend, combination or other recapitalization or reclassification effected after the date hereof), or shares of Common Stock issued upon conversion of such shares of Series B Preferred Stock other than Mandatory Conversion Common Stock; provided, that no shares of Mandatory Conversion Common Stock issued to a Converted Preferred Holder shall be aggregated with any shares of Common Stock issued or issuable upon conversion of Preferred Stock held by such Converted Preferred Holder or such Converted Preferred Holder’s Affiliates for the purposes of determining whether such Converted Preferred Holder or any of its Affiliates constitutes a Major Investor.

1.23 “Mandatory Conversion Common Stock” means shares of Common Stock issued upon the conversion shares of Preferred Stock pursuant to a Special Mandatory Conversion, as defined and as set forth in Article Fourth, Part B, Section 5A of the Restated Certificate.

1.24 “New Securities” means, collectively, equity securities of the Company or its subsidiaries, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.25 “Norwest” means Norwest Venture Partners XV, LP, together with its Affiliates.

1.26 “Novo” means Novo Holdings A/S.

1.27 “PXV” means Perceptive Xontogeny Venture Fund II, LP.

1.28 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.29 “Pivotal” means Pivotal bioVenture Partners Fund I, L.P., together with its Affiliates.

1.30 “Preferred Director” means each Series A/B Director, Series C Director and Series D Director.

1.31 “Preferred Stock” means, collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

1.32 “Registrable Securities” means (a) the Common Stock issuable or issued upon conversion of the Preferred Stock, excluding, other than for the purposes of Sections 2.11 and 2.12 herein, any Mandatory Conversion Common Stock; (b) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof, excluding, other than for the purposes of Sections 2.11 and 2.12 herein, any Mandatory Conversion Common Stock; and (c) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (a) and (b) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement. For the avoidance of doubt, any shares of Mandatory Conversion Common Stock shall be deemed Registrable Securities solely for the purposes of Sections 2.11 and 2.12 of this Agreement.

1.33 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.34 “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation (as it may be amended and/or restated from time to time).

1.35 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12 hereof.

1.36 “RiverVest” means RiverVest Venture Fund IV, L.P., RiverVest Venture Fund III,

L.P. and RiverVest Venture Fund III (Ohio), L.P.

1.37 “Rock Springs” means Rock Springs Capital Master Fund LP and Four Pines Master Fund LP.

1.38 “SEC” means the Securities and Exchange Commission.

1.39 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.40 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.41 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.42 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.43 “Series A/B Director” means any director of the Company that the holders of record of the Series A Preferred Stock and Series B Preferred Stock are entitled to elect, voting together as a separate series, pursuant to the Restated Certificate.

1.44 “Series C Director” means any director of the Company that the holders of record of the Series C Preferred Stock are entitled to elect, voting exclusively and as a separate series, pursuant to the Restated Certificate.

1.45 “Series D Director” means any director of the Company that the holders of record of the Series D Preferred Stock are entitled to elect, voting exclusively and as a separate series, pursuant to the Restated Certificate.

1.46 “Series C/D Directors” means, collectively, the Series C Directors and Series D Director.

1.47 “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

1.48 “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.001 per share.

1.49 “Series C Preferred Stock” means shares of the Company’s Series C-1 Preferred Stock, par value $0.001 per share, and Series C-2 Preferred Stock, par value $0.001 per share.

1.50 “Series D Preferred Stock” means shares of the Company’s Series D Preferred Stock, par value $0.001 per share.

1.51 “SR One” means SR One Capital Fund II Aggregator, LP and AMZL, LP.

1.52 “Suvretta” means Suvretta Capital Management, LLC and its Affiliates.

1.53 “Surveyor” means Citadel Multi-Strategy Equities Master Fund Ltd. and its Affiliates.

1.54 [***]

1.55 “Vida” means Vida Ventures III, LP and Vida Ventures III-A, LP.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a)
Form S-1 Demand. If at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least twenty- five percent (25%) of the Registrable Securities then outstanding that the Company file a Form S- 1 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.
(b)
Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives from any Holder or Holders of at least fifteen percent (15%) of the Registrable Securities then outstanding a request that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holder or Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.
(c)
Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to be filed, to become effective or to remain effective for as long as such registration statement would otherwise be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given for any registration pursuant to Section 2.1(a) or 2.1(b); provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period, other than an Excluded Registration.
(d)
The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a): (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b): (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement covering all Registrable Securities requested to be registered pursuant to Section 2.1(a) or (b), as applicable, has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration (other than a withdrawal following a material adverse change to the Company), elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Underwriting Requirements.

(a)
If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.
(b)
In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.
(c)
For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)
prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities then outstanding registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to ninety (90) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
(b)
prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
(c)
furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
(d)
use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)
in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
(f)
use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
(g)
provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(h)
promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(i)
notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;
(j)
after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus; and
(k)
use best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter, dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities (to the extent the then-applicable standards of professional conduct permit said letter to be addressed to the Holders).

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act, subject to customary limitations with respect to the possession of material, non-public information and trading black-out periods.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $25,000 per registration, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the financial condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)
To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel, accountants and investment managers for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
(b)
To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
(c)
Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)
To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (1) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (2) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.
(e)
Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f)
Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)
make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;
(b)
use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
(c)
furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies) and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would (a) allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (b) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 6.9.

2.11 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days): (a) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall apply only to the IPO, shall not apply to distributions to current or former partners, members or stockholders of a Holder or to the transfer of any shares owned by a Holder in the Company to its Affiliates or any of the Holder’s stockholders, members, partners or other equity holders; provided that the Affiliate, stockholder member, partner or other equity holder of the Holder agrees to be bound in writing by the restrictions set forth herein, shall not apply to transactions (including, without limitation, any swap, hedge or similar agreement or arrangement) or announcements, in each case, relating to securities acquired in the IPO or in open market or other transactions from and after the IPO or that otherwise do not involve or relate to shares of Common Stock owned by a Holder prior to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement and shall be applicable to the Holders only if all officers, directors and all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. In the event that the Company or the managing underwriter waives or terminates any of the restrictions contained in this Section 2.11 or in a lock-up agreement with respect to the securities of any Holder, officer, director or greater than one percent stockholder of the Company (in any such case, the “Released Securities”), the restrictions contained in this Section 2.11 and in any lock-up agreements executed by the Holders shall be waived or terminated, as applicable, to the same extent and with respect to the same percentage of securities of each Holder as the percentage of Released Securities represent with respect to the securities held by the applicable Holder, officer, director or greater than one percent stockholder.

2.12 Restrictions on Transfer.

(a)
The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO, pursuant to SEC Rule 144, in each case, to be bound by the terms of this Agreement.

(b)
Each certificate, instrument or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN INVESTORS’ RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c)
The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, or following the IPO, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer; provided that no such notice shall be required if the intended sale, pledge or transfer complies with SEC Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a notice, legal opinion or “no action” letter (1) in any transaction in compliance with SEC Rule 144 or (2) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that, other than in connection with a transaction in compliance with SEC Rule 144 following the IPO, each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144 or an effective registration statement, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate, instrument, or book entry shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.
(d)
The Company shall, if requested by the Holder, use its commercially reasonable efforts to (i) cause the removal of any restrictive legend related to compliance with the federal securities laws set forth on the Registrable Securities, (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under clause (i) to the effect that removal of such legends in such circumstances may be effected in compliance under the Securities Act, and (iii) issue Registrable Securities without any such legend in certificated or book-entry form or by electronic delivery (if then eligible for such delivery through the facilities of The Depository Trust Company), at the Holder’s option, within two (2) trading days of such request, if (A) the Registrable Securities are registered for resale under the Securities Act pursuant to an effective registration statement and the Holder has sold or transferred such Registrable Securities pursuant to such then-effective Registration Statement (in which case the Holder shall submit a letter agreement reasonably satisfactory to the Company and its transfer agent with respect to such sale pursuant to such then-effective Registration Statement), (B) the Registrable Securities may be sold by the Holder without restriction under SEC Rule 144(b)(1) (as evidenced by customary non-affiliate certifications), including without limitation, any volume and manner of sale restrictions and without any requirement that “current public information” (within the meaning of SEC Rule 144 under the Securities Act) be available at the time of sale of such securities, including as a result of SEC Rule 144(i) under the Securities Act, or (C) the Holder has sold or transferred Registrable Securities in compliance with SEC Rule 144 (in which case the Holder shall submit a letter agreement reasonably satisfactory to the Company and its transfer agent with respect to ongoing compliance with SEC Rule 144 under the Securities Act).

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of: (a) the closing of a Deemed Liquidation Event (as defined in the Restated Certificate); (b) at such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and (c) the fifth anniversary of the consummation of the IPO.

3. Information and Observer Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor, provided that the Board has not reasonably determined that such Major Investor is a Competitor of the Company:

(a)
as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (A) a balance sheet as of the end of such year, (B) statements of income and of cash flows for such year and (C) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by an independent public accountant selected by the Board; provided, however, that the Board (including a majority of the Preferred Directors then-serving) may waive the audit requirement in any given fiscal year for the financial statements set forth in this Section 3.1;
(b)
as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP);
(c)
as soon as practicable, but in any event no later than thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and
(d)
as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company.
(e)
such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time-to-time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or similar highly confidential information (unless covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
(f)
Subsidiaries. If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.
(g)
Registration. Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company), or any of its authorized representatives, at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its corporate and financial records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor in connection with monitoring or making decisions with respect to its investment in the Company; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Observer Right. As long as Eventide owns not less than 10,241,145 shares of Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof other than Mandatory Conversion Common Stock) (in each case as adjusted for any stock split, stock dividend, combination or other recapitalization or reclassification effected after the date hereof), the Company shall invite a representative of Eventide to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to the Board at the same time and in the same manner as provided to the Board; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest.

3.4 Termination of Information and Inspection Rights and Observer Rights. The covenants set forth in Section 3.1, Section 3.2 and Section 3.3 shall terminate and be of no further force or effect: (a) immediately before the consummation of the IPO; (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act; (c) upon the consummation of a Deemed Liquidation Event (as defined in the Restated Certificate); or (d) upon a Change of Control.

3.5 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company, if such person is bound by an ethical duty to keep such information confidential or such person agrees to be bound by the provisions of this Section 3.5;

(ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure or (v) to the extent required in connection with any routine or periodic examination or similar process by any regulatory or self- regulatory body or authority not specifically directed at the Company or the confidential information obtained from the Company pursuant to the terms of the Agreement, including, without limitation, quarterly or annual reports.

4 Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Section 4 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each of the Major Investors. The Major Investors shall be entitled to apportion the right of first offer hereby granted to them in such proportions as the Major Investors deem appropriate, among (a) the Major Investors, (b) Affiliates of the Major Investors and (c) the beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of any Major Investor (“Investor Beneficial Owners”); provided that, each such Affiliate or Investor Beneficial Owner (y) is not a Competitor, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, (z) agrees to enter into this Agreement and each of the Amended and Restated Voting Agreement and the Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement.

4.2 Offer Notice. The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (a) its bona fide intention to offer such New Securities, (b) the number of such New Securities to be offered, and (c)the price and terms, if any, upon which it proposes to offer such New Securities.

4.3 Election to Purchase. By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then outstanding or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor, but excluding any Mandatory Conversion Common Stock held by such Major Investor) bears to the total Common Stock of the Company then outstanding, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then outstanding. At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4 shall occur within the later of one hundred and twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to this Section 4.

4.4 Failure to Purchase. If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in this Section 4, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 4.3, offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.

4.5 Exceptions to Right of First Offer. The right of first offer in this Section 4 shall not be applicable to: (a) Exempted Securities (as defined in the Restated Certificate); (b) shares of Common Stock issued in the IPO; (c) the issuance of shares of Series D Preferred Stock to Additional Purchasers (as defined in the Purchase Agreement) pursuant to Section 1.3 of the Purchase Agreement; and (d) transactions which have been waived in accordance with Section 6.6 hereof.

4.6 Termination. The covenants set forth in this Section 4 shall terminate and be of no further force or effect: (a) immediately before the consummation of the IPO; (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act; (c) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

5. Additional Covenants.

5.1 Insurance. The Company shall at all times maintain director and officer liability insurance in an amount and on terms and conditions satisfactory to the Board, including a majority of the Preferred Directors then-serving). The Company will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board, including a majority of the Preferred Directors then-serving, determines that such insurance should be discontinued. The policy shall not be cancelable by the Company without prior approval by the Board, including a majority of the Preferred Directors then-serving.

5.2 Employee Agreements. The Company will cause each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement, which shall include a one (1) year non-solicitation agreement. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of a majority of the Preferred Directors then-serving.

5.3 Employee Stock. Unless otherwise approved by the Board, including a majority of the Preferred Directors then-serving, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty- six (36) months, without any vesting acceleration rights, and (ii) a market stand-off provision substantially similar to that in Section 2.11 of this Agreement. In addition, unless otherwise approved by the Board, including a majority of the Preferred Directors then-serving, the Company shall retain a “right of first refusal” on employee transfers and shall have the right to repurchase unvested shares at cost upon termination of employment or service of a holder of restricted stock.

5.4 Board Matters Requiring Approval of Preferred Directors. The Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board, which approval must include the affirmative vote of a majority of the Preferred Directors then-serving, including the affirmative vote of at least a majority of the Series C/D Directors then- serving:

(a)
make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;
(b)
make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan previously approved by the Board or approved by the Board, including a majority of the Preferred Directors subsequent to the date hereof;

(c)
guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;
(d)
make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of one year, or that are otherwise consistent with an investment policy approved by the Board, including a majority of the Preferred Directors;
(e)
incur any aggregate indebtedness in excess of $250,000 that is not already included in a budget approved by the Board, including a majority of the Preferred Directors, other than trade credit incurred in the ordinary course of business;
(f)
otherwise enter into or be a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, except for transactions contemplated by this Agreement, the Purchase Agreement, and the other Transaction Agreements (as defined in the Purchase Agreement);
(g)
hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers;
(h)
change the principal business of the Company, enter new lines of business, or exit the current line of business;
(i)
sell, assign, license, pledge, or encumber material technology or intellectual property, other than immaterial licenses granted in the ordinary course of business; or
(j)
increase the number of shares of Common Stock reserved for issuance under the Company’s 2022 Equity Incentive Plan or establish a new equity incentive plan; or
(k)
hire or terminate the Company’s Chief Executive Officer.

5.5 Board Matters. Unless otherwise determined by the Board, including a majority of the Preferred Directors then-serving, the Board shall meet at least quarterly and for a total of at least four (4) Board meetings per calendar year in accordance with an agreed-upon schedule. The Company shall reimburse the non-employee directors and observers for all reasonable out-of-pocket travel expenses incurred including, without limitation, airfare and hotel accommodation expenses (consistent with the Company’s travel policy), in connection with attending meetings of the Board. Upon the request of the Preferred Directors, any Board committee shall include (i) at least three (3) Preferred Directors, (ii) at least one Series A/B Director, (iii) at least one Series C Director and (iv) at least one Series D Director. The Company shall cause to be established, as soon as practicable after the request of the Preferred Directors, and will maintain, an audit and compensation committee, each of which shall consist solely of non-management directors. Each Preferred Director shall be entitled in such persons’ discretion to be a member of any Board committee established from time to time. Notwithstanding anything to the contrary in the Company’s Bylaws or otherwise, and unless otherwise waived by the Board, including a majority of the Preferred Directors then-serving, the presence (in-person or telephonically) of a majority of the Preferred Directors then-serving shall be required in order to convene a meeting of the Board.

5.6 Sale of Company; Investor Counsel. In the event of a transaction which is a Sale of the Company (as defined in the Voting Agreement of even date herewith among the Investors and the Company), the reasonable fees and disbursements, not to exceed $25,000, of one counsel for the Major Investors (“Investor Counsel”), in their capacities as stockholders, shall be borne and paid by the Company. At the outset of considering a transaction which, if consummated would constitute a Sale of the Company, the Company shall obtain the ability to share with the Investor Counsel (and such counsel’s clients) and shall share the confidential information (including without limitation the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Sale of the Company.

5.7 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company. The Fund Directors and the Fund Indemnitors are intended third-party beneficiaries of this Section 5.7 and shall have the right, power and authority to enforce the provisions of this Section 5.7 as though they were a party to this Agreement.

5.8 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Restated Certificate, or elsewhere, as the case may be.

5.9 Right to Conduct Activities. The Company hereby agrees and acknowledges that each of Suvretta, PXV, SR One, Eventide, Norwest, Pivotal, F-Prime, RiverVest, Novo, Vida, [***], Surveyor and Rock Springs (collectively, the “Investing Funds”) are professional investment funds, and as such (a) makes or holds investments in, or trades in public securities of, companies that are or may become engaged in activities that are competitive with the Company’s business, as it is currently conducted or as it may be conducted in the future and (b) invests in and reviews the business plans and related proprietary information of numerous portfolio companies and enterprises, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, the Investing Funds shall not be liable to the Company for any claim arising out of, or based upon (i) the investment by any Investing Fund in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of the Investing Funds to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company. Subject to clauses (x) and (y) above, nothing in this Agreement or any other agreement with the Company shall preclude, create an obligation or duty, or in any way restrict, the Investing Funds from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, whether or not such enterprise has products or services which compete with those of the Company.

5.10 Foreign Corrupt Practices Act Enforcement Actions. The Company shall promptly notify Norwest should the Company become aware of any Enforcement Action (as defined in the Purchase Agreement).

5.11 CFIUS Filing Requirement and CFIUS Satisfied Condition. If and only if (i) CFIUS requests or requires that the Company or an Investor file a notice or declaration with CFIUS pursuant to the DPA, with respect to an Investor’s investment in the Company (the “Covered Transaction”), or (ii) the Company and an Investor (each of the Investors described in (i) and (ii) a “Non-U.S. Investor”) mutually determine in good faith that a filing with CFIUS with respect to the Covered Transaction is advisable or required by applicable law, then in either case, (i) or (ii) (either to constitute a “CFIUS Filing Requirement”): (x) the Company and such Non-U.S. Investor shall, and shall cause any affiliates to, cooperate and promptly make a CFIUS filing in the requested, required or advisable form in accordance with the DPA; and (y) the Company and the Investors shall, and shall cause any affiliates to, use commercially reasonable efforts to obtain, as applicable, the CFIUS Satisfied Condition (as defined below). For the avoidance of doubt, neither the Company nor a Non-U.S. Investor shall have any obligation to accept or take any action, condition or restriction with respect to the Covered Transactions in order to achieve the CFIUS Satisfied Condition. In the event of a CFIUS Filing Requirement, no future provisions of the Restated Certificate or any other agreement serving a similar purpose with respect to a future acquisition of shares by a Non-U.S. Investor shall apply to any Non-U.S. Investor making filings pursuant to the DPA under this Section 3.6 unless and until the date that is ten (10) business days after the CFIUS Satisfied Condition is achieved. The “CFIUS Satisfied Condition” shall be achieved when (1) the Company and the Non-U.S. Investor shall have received written notification from CFIUS stating that: (A) CFIUS has concluded that the Covered Transactions do not constitute a “covered transaction” subject to review under the DPA; or (B) the assessment, review or investigation of the Covered Transactions under the DPA has concluded, and there are no unresolved national security concerns with respect to the Covered Transaction; (2) CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the Covered Transactions and either (A) the fifteen day period under the DPA subsequent to the President’s receipt of the CFIUS report during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Covered Transaction has expired without any such action being taken or (B) the President of the United States has announced a decision not to take any action to suspend, prohibit or place any limitations on the Covered Transactions; or (3) CFIUS has provided written notice that it is not able to complete action under the DPA with respect to the Covered Transaction on the basis of a CFIUS declaration, but CFIUS has not requested that the Company and the Non-U.S. Investor submit a CFIUS notice and has not initiated a unilateral CFIUS review, and the Company and the Non-U.S. Investor reasonably decide that the notification from CFIUS that it is not able to complete action is sufficient to constitute the CFIUS Satisfied Condition.

5.12 Termination of Covenants. The covenants set forth in this Section 5 shall terminate and be of no further force or effect: (a) immediately before the consummation of the IPO; (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act; or (c) upon the consummation of a Deemed Liquidation Event, whichever event occurs first.

6 Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (a) is an Affiliate of a Holder; (b) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (c) after such transfer, holds at least 5,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, stock combinations, and other recapitalizations); provided, however, that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (ii) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Delaware.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. Subject to the limitations set forth in Section 232(e) of the Delaware General Corporation Law (the “DGCL”), each Investor consents to the delivery of any notice or communications to stockholders given by the Company under this Agreement, the DGCL, the Restated Certificate or the Company’s bylaws by (i) facsimile telecommunication to the facsimile number set forth on the signature page or Schedule A or Schedule B hereto, as applicable (or to any other facsimile number for the Investor in the Company’s records), (ii) electronic mail to the electronic mail address set forth on the signature page or Schedule A or Schedule hereto, as applicable, (or to any other electronic mail address for the Investor in the Company’s records), or (iii) any other form of electronic transmission (as defined in the DGCL) directed to Investor. This consent may be revoked by an Investor by written notice to the Company and may be deemed revoked in the circumstances specified in Section 232 of the DGCL. If notice is given to the Company, it shall be sent to Avalyn Pharma Inc., 245 First Street, 18th Floor, Cambridge, MA 02142, marked “Attention: Chief Executive Officer”, and a copy (which shall not constitute notice) shall also be sent to Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210, Attn: Mitchell Bloom and Stephanie Richards.

6.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company and (ii) the Holders of at least a majority of the Registrable Securities then outstanding; provided, however that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); provided, further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; provided, further that any amendment, modification, termination or waiver of Section 6.15 will only be effective against an Investor if such Investor has provided written consent with respect to such amendment, modification, termination or waiver; and provided, further, that neither the definitions of “DPA” or “CFIUS,” Section 5.11 nor this provision of this Section 6.6 may be amended without the written consent of Novo. Notwithstanding the foregoing, (a) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Major Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Major Investors may nonetheless, by agreement with the Company, purchase securities in such transaction), (b) Sections 3.1 and 3.2, Section 4 and any other section of this Agreement applicable to the Major Investors (including this clause (b) of this Section 6.6) may be amended, modified, terminated or waived with only the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding and held by the Major Investors. Notwithstanding the foregoing, Schedule A and Schedule B hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Section 6.9. Schedule A and Schedule B hereto may be amended by the Company after the date of this Agreement without the consent of the other parties with respect to a Preferred Investor if and when such Preferred Investor becomes a Converted Preferred Holder. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto whose rights and/or obligations were affected by such amendment, modification, termination, or waiver and that did not consent in writing to such amendment, modification, termination, or waiver; provided that the failure to provide such notice shall not invalidate any amendment, modification, termination or waiver in accordance with this Section 6.6. Any amendment, modification, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto or received notice thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Notwithstanding anything to the contrary herein, in the event that (a) the rights of the Major Investors to purchase New Securities under Section 4 are waived with respect to a particular offering of New Securities after the date hereof and (b) certain Major Investors nonetheless purchase New Securities in such offering, each Major Investor shall be given the opportunity under Section 4 to purchase its pro rata share of any securities made available for purchase by the Major Investors in such offering.

6.7 Severability. If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Series D Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Series D Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.12 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER

OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.13 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.14 Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

6.15 Limitation of Liability. The total liability, in the aggregate, of each Investor and its officers, directors, affiliates, employees and agents, for any and all claims, losses, costs or damages, including attorneys’ and accountants’ fees and expenses and costs of any nature whatsoever or claims or expenses resulting from or in any way related to such Investor’s breach of any of the Transaction Agreements (other than a Management Rights Letter) (each as defined in the Purchase Agreement) shall be several and not joint with the other stockholders and shall not exceed the total purchase price paid to the Company by such Investor for shares of Preferred Stock. Nothing in any of the Transaction Agreements shall restrict any Investor’s freedom to operate any of its Affiliates.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

Avalyn Pharma Inc.

By:	/s/ Lyn Baranowski
Name:	Lyn Baranowski
Title:	Chief Executive Officer